Exhibit 5.1

KRAMER LEVIN NAFTALIS & FRANKEL LLP

January 26, 2015

Barington/Hilco Acquisition Corp.

888 Seventh Avenue, 17th Floor

New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel to Barington/Hilco Acquisition Corp., a Delaware corporation (the “Registrant”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of (i) 4,000,000 Units, with each Unit consisting of one share of the Company's common stock, par value $0.0001 per share (the "Common Stock"), one right entitling the holder to receive one-tenth (1/10) of one share of Common Stock on the consummation of an initial business combination (the “Rights”) and one warrant entitling the holder to purchase one-half (1/2) of one share of Common Stock (the "Warrants"), which the Registrant will sell to the underwriters for whom EarlyBirdCapital, Inc. is acting as representative (collectively, the "Underwriters"), (ii) up to 600,000 Units (the "Over-Allotment Units") which the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, (iii) all shares of Common Stock, all Rights and all Warrants issued as part of the Units and Over-Allotment Units, (iv) all shares of Common Stock underlying the Rights included in the Units and Over-Allotment Units and (v) all shares of Common Stock issuable upon exercise of the Warrants included in the Units and Over-Allotment Units.

We have reviewed copies of the Registration Statement, the Certificate of Incorporation of the Registrant, the By-laws of the Registrant and resolutions of the Board of Directors of the Registrant. We have also reviewed such other documents, including, but not limited to, (i) the Rights Agreement by and between the Registrant and Continental Stock Transfer & Trust Company and (ii) the Warrant Agreement by and between the Registrant and Continental Stock Transfer & Trust Company, and made such other investigations as we have deemed appropriate. As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others. We have not independently verified the facts so relied on.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1177 Avenue of the Americas   New York NY 10036-2714   Phone 212.715.9100   Fax 212.715.8000

990 Marsh Road   Menlo Park CA 94025-1949   Phone 650.752.1700   Fax 650.752.1800

47 Avenue Hoche   75008 Paris France   Phone (33-1) 44 09 46 00   Fax (33-1) 44 09 46 01

KRAMER LEVIN NAFTALIS & FRANKEL LLP

1. the Units, the Over-Allotment Units and the Common Stock covered by the Registration Statement, when issued and sold in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable; and

2. the Rights and the Warrants, when duly executed and authenticated and when issued and delivered against payment therefor in accordance with and in the manner described in the Registration Statement, will have been legally issued and constitute binding obligations of the Registrant, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer and other similar laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

We do not express any opinion with respect to any law other than the General Corporation Law of the State of Delaware and the laws of the State of New York. This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas   New York NY 10036-2714   Phone 212.715.9100   Fax 212.715.8000

990 Marsh Road   Menlo Park CA 94025-1949   Phone 650.752.1700   Fax 650.752.1800

47 Avenue Hoche   75008 Paris France   Phone (33-1) 44 09 46 00   Fax (33-1) 44 09 46 01